Exhibit 10.90

BRISTOW GROUP INC.
FISCAL YEAR 2020 NON-EXECUTIVE INCENTIVE PLAN
1.Purpose. This Bristow Group Inc. Fiscal Year 2020 Non-Executive Incentive Plan (the “Plan”) is designed to align the interests of Bristow Group Inc. (the “Company”) and selected eligible employees of the Company and its subsidiaries.
2.Adoption of the Plan. The Company, intending to be legally bound, hereby adopts the Plan effective as of May 1, 2019 (the “Effective Date”). The Plan shall be in effect from the Effective Date and shall continue until March 31, 2020, unless earlier terminated by the Company in accordance with Section 6(f) (the “Term”).
3.Definitions. For purposes of this Plan:
(a)“Administrator” means the Compensation Committee of the Board.
(b)“Board” means the Company’s Board of Directors.
(c)“Catch-Up Payment” means an upward adjustment to the Quarterly Bonus payment for the second, third or fourth Fiscal Quarters of 2019.
(d)“Cause” means (i) the Participant’s willful failure to substantially perform the duties assigned to him or her by the Board or by his or her supervisor, other than any such failure resulting from incapacity due to physical or mental illness; (ii) the Participant’s commission of malfeasance, fraud, or dishonesty, or the Participant’s willful and material violation of Company policies; (iii) the Participant’s indictment or formal charge for, and subsequent conviction of, or plea of guilty or nolo contendere to, a felony, or a misdemeanor involving moral turpitude; or (iv) the Participant’s material breach of any agreement with the Company. “Cause” shall be determined by the Administrator and shall not include an employee’s refusal to accept the relocation of the employee’s job to a location more than (A) fifty (50) miles from his or her then current work location or (B) the distance for moves specified from time to time by the Internal Revenue Service as the “distance test” for deductibility of moving expenses, whichever distance is greater.
(e)“Company Group” means the Company and its direct and indirect majority-owned subsidiaries.
(f)“Compensation” means a Participant’s annual rate of base salary exclusive, among other things, of bonuses and special allowances as in effect on the last day of the applicable Fiscal Quarter.
(g)“Cumulative Performance Goals” means the goals for the Performance Metrics as established by the Administrator for the cumulative periods set forth in the Participation Notice or otherwise communicated to each Participant, for purposes of Catch-Up Payments described in Section 5(b)(ii).
(h)“Fiscal Quarter” means each of the three three-month periods that make up the final fiscal quarters of the Company’s 2020 fiscal year, specifically, July 1, 2019 through September 30, 2019, October 1, 2019 through December 31, 2019, and January 1, 2020 through March 31, 2020.

(i)“Incentive Bonus” means the bonus payable to a Participant under the Plan for the Performance Period, including any Quarterly Bonus, Catch-Up Payment and any adjustment thereto payable hereunder.
(j)“Participation Notice” means the notification provided to a Participant granting a Participant the opportunity to earn an Incentive Bonus under the Plan, as reflected on Exhibit A.
(k)“Performance Goals” means the goals for the Performance Metrics as established by the Administrator for each applicable Fiscal Quarter and set forth in the Participation Notice or otherwise communicated to each Participant.
(l)“Performance Metric” means the specific performance criteria used in determining Performance Goals or Cumulative Performance Goals, as communicated to the Participant in the Participation Notice.
(m)“Performance Period” means the quarterly, cumulative or other performance periods identified in the Participation Notice or otherwise communicated to each Participant.
(n)“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.
(o)“Stretch Performance” means the Performance Goal established for stretch performance as established by the Administrator for any Fiscal Quarter and set forth in the Participation Notice or otherwise communicated to each Participant.
(p)“Target Performance” means the Performance Goal established for target performance as established by the Administrator for any Fiscal Quarter and set forth in the Participation Notice or otherwise communicated to each Participant.
(q)“Threshold Performance” means the Performance Goal established for threshold performance as established by the Administrator for any Fiscal Quarter and set forth in the Participation Notice or otherwise communicated to each Participant.
4.Eligible Participants. Each employee of the Company designated by the Administrator from time to time shall be a “Participant” under the Plan and eligible to receive an Incentive Bonus. To the extent any employee of the Company is a Participant, he or she will not be eligible to participate in any other form of incentive or bonus plan provided by the Company Group other than any retention plans.
5.Terms of Participation. Unless otherwise determined by the Administrator:
(a)Incentive Bonus Opportunity
(i)Each Participant shall be eligible to receive an Incentive Bonus with an aggregate target bonus opportunity for all three Fiscal Quarters (the Participant’s “Target Bonus”) expressed as a percentage of such Participant’s Compensation and the Participant’s Pay Grade on the last day of the applicable Fiscal Quarter as provided on Schedule A hereto.
(ii)Incentive Bonuses are weighted, such that a portion of the Incentive Bonus shall be earned by a Participant due to continued employment with the Company Group and a portion of the Incentive Bonus shall be determined based upon achievement of the applicable Performance Goals and Cumulative Performance Goals, all as specified in the Participation Notice.

Notwithstanding the foregoing, the Administrator may provide that an employee who commences employment with the Company Group, or is promoted or transferred within the Company Group, shall be eligible to receive a prorated Incentive Bonus based on the date such person first becomes eligible to participate in the Plan.
(b)Incentive Bonus Payments
(i)Subject to the provisions of this Plan (including Sections 5(b)(ii) and 5(c)) and any Participation Notice, each Participant shall be eligible to receive a pro-rata portion of such Participant’s Incentive Bonus for each of the three Fiscal Quarters, based upon the Participant’s continued employment with the Company Group and the extent to which the Performance Goals have been achieved for such Fiscal Quarter (the “Quarterly Bonus” for such Fiscal Quarter). Promptly after the end of each Fiscal Quarter and as soon as quarterly financials are available, the Administrator shall certify the degree to which the applicable Performance Goals have been achieved and the amount of the Quarterly Bonus payable to each Participant hereunder. Any Quarterly Bonus required to be made under the Plan shall be paid in cash by the applicable member of the Company Group as soon as practicable in the calendar month following the end of the applicable Fiscal Quarter and in any event not later than 75 days after the end of the applicable Fiscal Quarter. No Quarterly Bonus shall be payable with respect to Performance Metrics unless the Threshold Performance of the applicable Performance Goals has been achieved for such Fiscal Quarter.
(ii)In addition to the Performance Goals being measured on a quarterly basis, the Cumulative Performance Goals for the Performance Metrics, to the extent applicable as indicated in the Participation Notice, shall be measured cumulatively as of the end of the second Fiscal Quarter and each Fiscal Quarter thereafter (each, a “Relevant Fiscal Quarter”). A Catch-Up Payment will be made for each of the Relevant Fiscal Quarters based on the extent to which the Company meets or exceeds the Cumulative Performance Goals. The amount of the Catch-Up Payment will be equal to the excess of (i) the Quarterly Bonus payable for such Relevant Fiscal Quarter based on the achievement of the applicable Cumulative Performance Goals with respect to the applicable Performance Metric as of the end of the Relevant Fiscal Quarter over (ii) the aggregate amount of Quarterly Bonuses previously paid to the Participant with respect to the applicable Performance Metric and the amount payable to the Participant under Section 5(b)(i) above with respect to the applicable Performance Metric for the Relevant Fiscal Quarter. Any Catch-Up Payment required to be made under the Plan shall be paid in the same manner as the Quarterly Bonus payment pursuant to Section 5(b)(i) above.
(c)Termination of Employment. Except as provided in this Section 5(c), in order to earn a Quarterly Bonus or Catch-Up Payment, a Participant must remain actively employed by the Company Group (and not have been provided or received any notice of termination of employment with the Company Group) through the date on which such Quarterly Bonus or Catch-Up Payment is paid. For the avoidance of doubt, a Participant whose employment with the Company Group terminates for any reason other than Cause (including the Participant’s resignation) before the payment date shall forfeit the right to any Quarterly Bonus or Catch-Up Payment payable on or after the date of such termination of employment. If a Participant is terminated by the Company Group without Cause prior to the end of the Term, such Participant shall remain eligible for a Quarterly Bonus and a Catch-Up Payment, if applicable, which shall be paid at the time specified in Section 5(b) as if such Participant remained employed with the Company Group through the end of the Fiscal Quarter in which such Participant’s employment terminated.

6.Plan Administration.
(a)This Plan shall be administered by the Administrator. The Administrator is given full authority and discretion within the limits of the Plan to establish such administrative measures as may be necessary to administer and attain the objectives of the Plan. The Administrator (or its delegate, as applicable) shall have full power and authority to construe and interpret the Plan and any good faith interpretation by the Administrator (including, without limitation, any determination as to termination of employment and nature thereof, “active employment,” Performance Goal or Cumulative Performance Goal achievement, bonus levels and adjustments, and payment timing) shall be binding on all Participants and shall be accorded the maximum deference permitted by law.
(b)All rights and interests of Participants under the Plan shall be non-assignable and nontransferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, stock sale, consolidation or otherwise, the Company may assign the Plan and all obligations hereunder.
(c)The Company may deduct all applicable taxes and any other withholdings required to be withheld with respect to the payment of any award pursuant to the Plan. The Company is not making any warranties or representations to any Participant with respect to the income tax consequences of the grant or payment of any amount payable hereunder and no Participant is in any manner relying on the Company or any of its representatives for an assessment of such tax consequences. Each Participant is hereby advised to consult with his or her own tax advisor with respect to any tax consequences associated with the amounts payable hereunder. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any award provided for hereunder.
(d)Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company Group, and the Company may require the Participant, as a condition precedent to such payment, to execute a receipt and release to such effect. Any payments to a Participant in accordance with the provisions of this Plan shall be subject to the Financial Clawback Policy or other Clawback Policy established or adopted by the Company’s Board of Directors from time to time as described in the Company’s Corporate Governance Guidelines, and any rules and regulations promulgated thereunder.
(e)Incentive Bonuses will not be included as “earnings,” “wages,” “salary,” or “compensation” in any welfare, life insurance, or other employee benefit plan or arrangement of the Company Group, with the exception of the Company’s 401(k) plan.
(f)The Administrator, in its sole discretion, shall have the right to modify, supplement, suspend or terminate the Plan at any time, including, without limitation, to the extent permitted by law, changing the timing and/or form of payments under this Plan for Participants providing services outside of the United States; provided that, except as required by law, in no event shall any amendment or termination adversely affect the rights of Participants without the prior written consent of the affected Participants. Subject to the foregoing, the Plan shall terminate upon the satisfaction of all obligations of the Company or its successor entities hereunder.
(g)Nothing contained in the Plan shall in any way affect the right and power of the Company Group to discharge any Participant or otherwise terminate his or her employment at any time or for any reason or to change the terms of his or her employment in any manner.

(h)Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.
(i)The administration of the Plan shall be governed by the laws of the State of Texas, without regard to the conflict of law principles of any state. Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.
(j)Section 409A.
(i)The Plan is intended to either comply with, or be exempt from, the requirements of Section 409A. To the extent that the Plan is not exempt from the requirements of Section 409A, the Plan is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Each Participant’s right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Notwithstanding the foregoing, in no event whatsoever shall the Company Group be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Section 409A or for damages for failing to comply with Section 409A.
(ii)Notwithstanding anything in this Plan to the contrary, any compensation or benefits payable under this Plan that is considered nonqualified deferred compensation under Section 409A and is designated under this Plan as payable upon the Participant’s termination of employment shall be payable only upon the Participant’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).
(iii)Notwithstanding anything in this Plan to the contrary, if the Participant is deemed by the Company at the time of the Participant’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Participant is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A, such portion of the Participant’s benefits shall be provided to the Participant on the earlier of (A) the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service with the Company or (B) the date of the Participant’s death. Upon the first business day following the expiration of the applicable Section 409A delayed payment period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Participant (or the Participant’s estate or beneficiaries), and any remaining payments due to Participant under this Plan shall be paid as otherwise provided herein.
* * * * * * * *

IN WITNESS WHEREOF, the Company has caused the Plan to be adopted and signed by its duly authorized officer as of the date first set forth above.
BRISTOW GROUP INC.
By: /s/ Mary Wersebe
Name: Mary Wersebe
Title: Vice President, Human Resources

SCHEDULE A

SCHEDULE OF TARGET BONUSES

Target Bonuses
Pay Grade	FY20 Target Bonus (as % of Compensation)

E10	120%
E09	115%
E08	85%
E07	80%
E06	50%
E05	45%
E04	25%
E03	25%
E02	20%
E01	20%

EXHIBIT A
BRISTOW GROUP INC.
FISCAL YEAR 2020 NON-EXECUTIVE INCENTIVE PLAN

PARTICIPATION NOTICE

[Name]
[Address]
[Address]
Dear [Name],
This Participation Notice informs you of your eligibility for an Incentive Award under the Bristow Group Inc. Fiscal Year 2020 Non-Executive Incentive Plan (the “Plan”). Capitalized terms not defined herein have the meanings ascribed thereto under the Plan.
Your “Target Bonus” Incentive Award Opportunity
Your “Target Bonus” Incentive Award opportunity is specified in the Plan as a percentage of your Compensation.

Based on the outcome of the Performance Goals, your actual Incentive Bonus may vary from 0% to 150% of the Target Bonus. You will be entitled to an Incentive Award only upon achievement of a minimum level of the Performance Goals with respect to the Performance Metrics described below.
Incentive Bonus Weighting
Your Incentive Bonus is earned based on a combination of your continued employment with the Company and the Company’s achievement with respect to certain Performance Metrics. A portion of your Incentive Bonus will become payable solely due to your continued employment through the applicable payment date and without respect to any Performance Metrics (the “Service-Based Bonus”). The remainder of your Incentive Bonus will become payable only upon achievement of certain minimum Performance Goals (the “Performance-Based Bonus”) as described in this Participation Notice.

Your Incentive Bonus is weighted as follows:

Weighting
Service-Based Bonus	50%
Performance-Based Bonus	50%

Service-Based Bonus

Provided that you remain employed by a member of the Company Group as of the applicable date of payment, you will be entitled to a Quarterly Bonus of the Service-Based Bonus portion of your Incentive Bonus. Service-Based Bonuses are not subject to any Performance Metrics and are not eligible for Catch-Up Payments.

Performance-Based Bonuses - Performance Metrics

There are two Performance Metrics under the Plan applicable to the Performance-Based Bonus, each of which is weighted when determining the amount to be earned:

Performance Metric	Weighting
Adjusted EBITDA	50%
Safety	50%

Adjusted EBITDA

The Performance Goals with respect to Adjusted EBITDA will be measured quarterly for purposes of Quarterly Bonuses and cumulatively with respect to Cumulative Performance Goals and potential Catch-Up Payments, based on the following performance levels:

Quarterly Performance Goals for Adjusted EBITDA Metric
		Q2 Performance Metric			Q3 Performance Metric			Q4 Performance Metric
Performance Metric	Weighting	Threshold (50% Payout)	Target (100% Payout)	Stretch (200% Payout)	Threshold (50% Payout	Target (100% Payout)	Stretch (200% Payout	Threshold (50% Payout)	Target (100% Payout)	Stretch (200% Payout)
Adjusted EBITDA ($M) (1)	50%	$17.6	$22.3	$27.0	$17.3	$21.9	$26.6	$20.3	$25.7	$31.0

Cumulative Performance Goals for Adjusted EBITDA Metric
Performance Metric	Weighting	Threshold (50% Payout)	Target (100% Payout)	Stretch (200% Payout)	Threshold (50% Payout	Target (100% Payout)	Stretch (200% Payout	Threshold (50% Payout)	Target (100% Payout)	Stretch (200% Payout)
Adjusted EBITDA ($M) (1)	50%	$37.4	$47.4	$57.4	$54.7	$69.3	$80.0	$75.0	$95.0	$115.0
(1) “Adjusted EBITDA” means, for any measurement period and without duplication, the sum of the following determined on a consolidated basis for Bristow Group Inc. and its subsidiaries: (x) net income for such period plus (y) the sum of (1) interest expense, (2) income taxes, (3) depreciation and amortization, (4) other non-operating, non-recurring and non-cash items, (5) impairment of assets and (6) the net of adjustments related to the restructuring efforts of the Company or otherwise not anticipated by the FY20 Accountable Plan (collectively, the “Post-FY20 Accountable Plan Adjustments”). The Post-FY20 Accountable Plan Adjustments include, but are not limited to, (a) costs (and cost savings) attributable to the restructuring of the fleet, (b) restructuring costs and charges (including restructuring advisor fees and other bankruptcy-related costs), (c) gains or losses on asset disposals (including dispositions of subsidiaries and lines of business), (d) the results of discontinued operations, (e) costs of severance and facility exits, and (f) the effect of foreign exchange (“FX”) rates different from the FX rates used in the FY20 Accountable Plan, all for such period. In the case of the occurrence of an event related to a Post-FY20 Accountable Plan Adjustment, Adjusted EBITDA shall be computed after the occurrence of such event as if such event had not occurred (e.g., if the event is the rejection of a lease, the Company’s results after such rejection shall be computed as if such lease had not been rejected, with results with respect to such lease and leased property as projected in the FY20 Accountable Plan).
In addition to restructuring costs and charges, the Company is currently aware of the following Post-FY20 Accountable Plan Adjustments: (i) the operating losses for the operations of Eastern Airways International Limited prior to its sale in May 2019 and that were not contemplated in the FY20 Accountable

Plan, (ii) the changes in cost, or timing of payments, related to obtaining event-of-default waivers in April 2019, that resulted in the prepayment or acceleration of lease expense for future periods into the month payment was made, (iii) severance and other costs related to the wind-down of certain operations, (iv) beneficial or adverse impacts of actual FX rates relative to FX rates used in FY20 Accountable Plan, (v) EBITDA variances due to the sale or acquisition of regional businesses and (vi) any non-cash earnings or loss from the Company’s non-controlling interest in Lider not contemplated in the FY20 Accountable Plan.
If threshold performance is not achieved, no payout for the Adjusted EBITDA Performance Metric will occur. If the stretch level of performance is exceeded, the payout is capped at 200% of target. For performance results between these levels, linear interpolation will be used to determine the appropriate payout.
Safety
Each component of the safety Performance Metrics will be measured quarterly for the second, third and fourth quarters for purposes of Quarterly Bonuses and once cumulatively for all four quarters at the end of the 2020 fiscal year with respect to a Cumulative Performance Goal (the “Annual Modifier”) and a potential 25% or 50% Catch-Up Payment with respect to each component. Safety performance is divided into two equally weighted Performance Metrics subject to the following performance levels:

		Quarterly Targets (100% Payout)				Annual Modifier
Safety Performance Metric	Weighting	Q1	Q2	Q3	Q4	+25% Payout	+50% Payout
ICAO Air Accident	25%	0	0	0	0	1 non-fatal Air Accident	0 Air Accidents
Lost Work Days for Recordable Events	25%	<62	<62	<62	<62	<211 (15% annual improvement in Lost Work Days)	<174 (30% annual improvement in Lost Work Days)
“Air Accident” has the meaning as defined in ICAO Annex 13 Chapter 1. “Lost Work Days for Recordable Events” is the total number of work days that an employee is unable to perform their routine functions following a work-related injury or illness. The number excludes the day of the event. Only one Annual Modifier is applied at the end of fiscal year 2020 for a maximum of an additional 50% payout. Any fatalities during a Fiscal Quarter will result in elimination of the Quarterly Bonus attributable to the safety Performance Metric for such Fiscal Quarter.